EXHIBIT 99.1

Icahn Enterprises L.P. Reports Second Quarter Financial Results
New York, Aug. 8, 2011 /PRNewswire/ -- Icahn Enterprises L.P. (NYSE: IEP) reported revenues of $3.2 billion for the three months ended June 30, 2011, as compared to $1.9 billion for the three months ended June 30, 2010.  Net income attributable to Icahn Enterprises was $289 million for the three months ended June 30, 2011, or $3.19 per LP unit, compared to a net loss attributable to Icahn Enterprises of $116 million, or a loss of $1.33 per LP unit, for the comparable period in 2010.
For the six months ended June 30, 2011, revenues were $6.3 billion as compared to $3.8 billion for the six months ended June 30, 2010. Net income attributable to Icahn Enterprises was $529 million for the six months ended June 30, 2011, or $5.84 per LP unit, compared to a net loss attributable to Icahn Enterprises of $181 million, or a loss of $2.13 per LP unit, for the comparable period in 2010.
Icahn Enterprises L.P. will continue its quarterly cash distribution of $0.10 per unit on its depositary units for the second quarter of 2011. The distribution will be paid on September 1, 2011 to depositary unit holders of record at the close of business on August 19, 2011.
Conference Call Information
Icahn Enterprises L.P. will discuss its second quarter results on a conference call and Webcast on Wednesday, August 10, 2011 at 10:00 a.m. EDT.  The Webcast can be viewed live on Icahn Enterprises L.P.'s website at www.icahnenterprises.com.  It will also be archived and made available at www.icahnenterprises.com under the Investor Relations section.  The toll-free dial-in number for the conference call in the United States is (800) 938-1410.  The international number is (702) 696-4768.  The access code for both is 89836486.
Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in eight primary business segments: Investment Management, Automotive, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.
Caution Concerning Forward-Looking Statements
Results for any interim period are not necessarily indicative of results for any full fiscal period.  This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the Private Funds we manage, losses in the Private Funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of  revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology;  risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment Management segment is not necessarily indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)
Revenues	$3,161	$1,891	$6,265	$3,806
Expenses	2,553	2,094	5,043	4,066

Income (loss) before income tax expense	608	(203)	1,222	(260)
Income tax expense	(24)	(19)	(42)	(12)
Net income (loss)	584	(222)	1,180	(272)

Less: net (income) loss attributable to non-controlling interests	(295)	106	(651)	91
Net income (loss) attributable to Icahn Enterprises	$289	$(116)	$529	$(181)

Basic income (loss) per LP unit	$3.29	$(1.33)	$6.02	$(2.13)
Basic weighted average LP units outstanding	86	85	86	83

Diluted income (loss) per LP unit	$3.19	$(1.33)	$5.84	$(2.13)
Diluted weighted average LP units outstanding	91	85	91	83

APPENDIX II
CONSOLIDATED BALANCE SHEETS
(In millions, except unit amounts)

	June 30, 2011	December 31, 2010
ASSETS	(Unaudited)
Cash and cash equivalents	$2,607	$2,963
Cash held at consolidated affiliated partnerships and restricted cash	3,760	2,174
Investments	7,817	7,470
Accounts receivable, net	1,481	1,285
Due from brokers	354	50
Inventories, net	1,375	1,163
Property, plant and equipment, net	3,578	3,455
Goodwill	1,129	1,129
Intangible assets, net	973	999
Other assets	651	650
Total Assets	$23,725	$21,338
LIABILITIES AND EQUITY
Accounts payable	$987	$844
Accrued expenses and other liabilities	2,030	2,277
Securities sold, not yet purchased, at fair value	3,333	1,219
Due to brokers	1,485	1,323
Post-employment benefit liability	1,280	1,272
Debt	6,877	6,509
Total liabilities	15,992	13,444

Commitments and contingencies

Equity:
Limited partners: Depositary units: 92,400,000 authorized; issued 86,708,914 at June 30, 2011 and 85,865,619 at December 31, 2010; outstanding 85,571,714 at June 30, 2011 (including 843,295 units issued as a unit distribution on May 31, 2011) and 84,728,419 at December 31, 2010	4,083	3,477
General partner	(269)	(282)
Treasury units at cost: 1,137,200 depositary units	(12)	(12)
Equity attributable to Icahn Enterprises	3,802	3,183
Equity attributable to non-controlling interests	3,931	4,711
Total Equity	7,733	7,894
Total Liabilities and Equity	$23,725	$21,338

Investor Contact:
Dominick Ragone
Chief Financial Officer
(212) 702-4300